EXHIBIT 10.68
Effective Date: January 1, 1992
THE DURIRON COMPANY, INC.
INCENTIVE COMPENSATION PLAN FOR KEY EMPLOYEES AS AMENDED AND RESTATED EFFECTIVE
JANUARY 1, 1992
I.	PURPOSE

The purpose of The Duriron Company, Inc.’s Incentive Compensation Plan for Key Employees (hereinafter referred to as the “Plan”) is to provide an incentive and reward in the form of additional compensation to those Key Employees whose outstanding performance has significantly contributed to the management, growth and profitability of the business, the Company and its Subsidiaries.

II.	DEFINITIONS
A.	“Board” The Company’s Board of Directors.

B.	“Committee” — The Compensation Committee of the Board.

C.	“Company” — The Duriron Company, Inc., a New York corporation.

D.	“Hurdle Rate” — The financial performance standards set in accordance with Section IV.

E.	“Incentive Award” — A compensation award determined in accordance with the provisions of Section VII.

F.	“Key Employee” — A full-time salaried employee of the Company or a Subsidiary who serves in executive, administrative, professional or technical capacities with the Company or a Subsidiary and, in the opinion of the Committee, is in a position to make a significant contribution to the successful operation of the Company or a Subsidiary.

G.	“Participant” — A Key Employee who is selected by the Committee to participate in the Plan.

H.	“Plan Year” — The fiscal year ended December 31.

I.	“Return on Average Shareholder Equity” — The percentage return reported in the Company’s applicable annual report to shareholders.

J.	“Subsidiary” — Any company of which more than 50 percent of the voting stock is owned, directly or indirectly, by the Company.

K.	“Target Incentive Award” — A conditional compensation ward determined in accordance with the provisions of Section VI.
III.	ADMINISTRATION

The Plan will be administered by the Committee. No member of the Committee will be eligible to receive a Target Incentive Award while he is a member of the Committee or with respect to any Plan Year during which he was a member of the Committee.

IV.	LIMITATIONS ON INCENTIVE AWARDS

Prior to the beginning of each Plan Year, the Committee will establish a Hurdle Rate based on a Return on Average Shareholders’ Equity. For any Plan Year in which the Return on Average Shareholders’ Equity falls below the previously established Hurdle Rate, no incentive awards will be paid regardless of the performance of any Division, Subsidiary or Corporate unit or Participant. An additional Hurdle Rate will be proposed by the Chief Executive Officer (CEO) and/or the President and approved by the Committee for each Division, Subsidiary and the Corporate unit. No Incentive Awards will be paid to any Participant unless the Division, Subsidiary or Corporate unit in which he is employed has met or exceeded its Hurdle Rate.

V.	ELIGIBILITY

Prior to March 1 of each Plan Year, the CEO and/or the President will propose, and the Committee will determine, those current Key Employees who will be eligible to participate in the Plan for that Plan Year. The CEO and/or the President can add participants to the Plan later during the Plan Year, provided that any individual with a job evaluation of 1292 “Hay Points” or higher (as determined under the Company’s job evaluation system) shall only be added with the approval of the Committee. The addition to this Incentive Plan will cause participation of the newly added participant in other plans to cease, and each plan will be appropriately prorated in that year in a manner satisfactory to the CEO and/or the President in their/his discretion. A participant may be paid an Incentive Award with respect to a particular Plan Year only if either (i) he is an employee of the Company or a Subsidiary on the last day of such Plan Year or

(ii), subject to the approval of the Committee, he was an employee of the Company or a Subsidiary on the first day of such Plan Year and termination of his/her employment has taken place (a) as a result of his/her permanent disability or death, (b) as a result of his/her retirement under a retirement plan of the Company or a Subsidiary, or (c) as a result of military or other service with the United states Government. Notwithstanding the foregoing, the Committee may, in its absolute discretion, authorize payment of an Incentive Award to an individual who is not an employee of the Company or a Subsidiary on the last day of the Plan Year to which such award relates. No Participant will be eligible to receive an Incentive Award with respect to a particular Plan Year if he was eligible to receive an award under any other cash incentive compensation plan of the Company or a Subsidiary other than the Company’s Long-Term Incentive Plan or any other Plan so designated by the Committee, except as provided above with regard to the addition of a Participant to the Plan during the Plan Year. For purposes of the foregoing, the Company’s CEO Discretionary Bonus Plan and Equity Incentive Plan are not to be considered an incentive compensation plan. If a Participant dies, becomes permanently disabled, retires, or enters military service prior to the payment of an Incentive Award with respect to a particular Plan Year, the amount of the payment of such Incentive Award (whether none, in part, or in full) shall be at the absolute discretion of the Committee. In the case of the death of a Participant, payment of an Incentive Award (if and to the extent authorized by the Committee) shall be made to the Participant’s beneficiary. Should a beneficiary die after the Participant but before the benefit has been disbursed, the benefit will be paid to the beneficiary’s estate.

VI.	TARGET INCENTIVE AWARDS

A Target Incentive Award means for each Participant the amount determined by multiplying the midpoint of the Participant’s salary range at the beginning of the Plan Year (or in the event a Participant’s salary range is changed during the Plan Year, the salary range which was in effect during the majority of the Plan Year) by a target percentage of midpoint salary approved by the Committee prior to the beginning of the Plan Year. In any Plan Year in which actual performance exceeds the target performance objectives established in accordance with Section VII B., a Participant’s Incentive Award may be an amount up to 150% of his/her Target Incentive Award. Conversely, in any Plan Year in which actual performance falls below these target performance objectives, a Participant may receive a reduced Incentive Award, if the actual performance is at least 80% of target performance. Actual performance results which range between 80% and 125% or greater of target performance will receive the percentage of target percentage shown on Appendix A-l Appendix A-2 sets forth the guideline target percentages for selected Hay Point levels, which will be subject to modification by the CEO and/or the President with the approval of the Committee for the applicable Plan Year.

VII.	DETERMINATION OF INCENTIVE AWARDS
A.	Allocation of Target Incentive Awards. Each Division President or Corporate Unit Manager, with the guidance and direction of the applicable Corporate Officer and approval of the CEO and/or the President, will, based on the nature and content of each Participant’s position, determine, before March 1 of the Plan Year, the portion of a Participant’s Target Incentive Award which may be earned in each of the following categories: quantitative objectives, qualitative objectives and individual performance objectives. The Committee will make such determination with respect to the CEO and/or the President if they/he is/are a Participant. Appendix B illustrates an example of the manner in which Target Incentive Awards are to be allocated among objectives for each Plan Year, provided that the CEO and/or the President, with the approval of the Committee, may change such allocations from Plan Year to Plan Year.

B.	Establishment of Target Performance Objectives. Prior to the beginning of each Plan year, the CEO and/or the President will propose, and the Committee will determine, Divisional, Subsidiary and Corporate target performance objectives, with applicable weightings, based upon goals deemed appropriate for each Division, Subsidiary or Corporate unit Appendix C illustrates examples of target performance objectives which will be established for each Participant by the CEO and/or the President or by persons designated by the CEO and/or the President.

C.	Determination of Actual Performance. At the end of each Plan Year, the CEO and/or the President or their/his/her designates, will determine on a percentage basis (i) the extent to which each Division, Subsidiary and Corporate unit achieved its objective, and (ii) the extent to which each Participant achieved his/her individual objectives. No Incentive Award will be paid to any Participant who has not received at least a “meets all expectations” or equivalent rating for his/her individual performance review during the Plan Year, provided that the CEO and/or President may establish a higher minimum rating for any Plan Year in his and/or their discretion. The Committee will make such determination with respect to the CEO if he is a Participant.

D.	Computation of Incentive Awards. A Participants’s Incentive Award for any Plan Year will be the sum of the portions of the Target Incentive Award which is earned, as set forth in Section VII C., above. If proposed by the CEO and/or the President and approved by the Committee, the quantitative objective may be adjusted up or down when, in the CEO’s and/or the President’s judgment, any unusual and/or unforeseen events occurred which affected the unit’s results.

In calculating an Incentive Award, the amount earned is arrived at by multiplying the portion of the Target Incentive Award allocated to each objective by the percentage of achievement as outlined in Section VIIC., above. Appendix D illustrates an example of the calculation.
VIII.	FORM OF PAYMENT AWARDS

Incentive Awards under the Plan may be paid in cash, deferred cash, or a combination thereof. Unless a Participant elects deferred cash, in accordance with Section VIII B., below, his/her Incentive Award will be paid in cash. However, Incentive Awards of less than $5,000 will be paid only in cash,
A.	Cash Awards. Cash awards will be paid in full as soon as practicable after the date of the award.

B.	Election to Defer. Prior to the beginning of each Plan Year, each Participant may elect to defer distribution of an Incentive Award or a portion thereof. Such election may not be changed after the commencement of the Plan Year with respect to which the Incentive Award in earned. Appendix E is a copy of the Election to Defer, provided that the CEO and/or President may accept, in his and/or their discretion, any other written document of the Participant which states in his and/or their opinion, the same intended election.

C.	Participants’ Accounts. The Company will establish and maintain a separate account for each Participant who has elected to defer his/her Incentive Award, in which the amount of the Participant’s deferred cash award will be recorded. The Company will credit to each such account, as of the first day of each calendar quarter, that percentage of the amount then credited to such account, including all previous credits to such account by operation of this Section, which is equal to the average composite bond yield for Single A bonds, rounded to the nearest 1/10 of 1%, as published for the month last preceding the beginning of such calendar quarter in the Standard & Poor’s Indexes of the Securities Markets.
Any amount credited to the account of a Participant as a deferred cash award or interest paid on such award will represent only an unsecured promise of the Company to pay the amount so credited in accordance with the terms of the Plan. Neither a Participant nor any beneficiary of a Participant will acquire any right, title, or interests in any asset of the Company as a result of any amount credited to a Participant’s account. At all times, a Participant’s rights with respect to the amount credited to his/her account will be only those of an unsecured creditor of the Company. The Company will not be obligated or required in any manner to restrict the use of any of its assets as a result of any amount credited to a Participant’s account.

IX.	DISTRIBUTION OF DEFERRED CASH AWARDS

Deferred cash awards will be distributed only in accordance with the following sections:
A.	Termination of Employment. In the event a Participant ceases to be employed by the Company or a Subsidiary for any reason other than death or retirement, any deferred cash award (earned in respect of any Plan Year prior to the Plan Year in which such termination occurs) and any interest on such award credited to his/her account will be distributed in a lump sum payment within 60 days of his/her termination of employment.

B.	Retirement. In the event a Participant retires under a retirement plan of the Company or a Subsidiary, any deferred cash award and the interest on such award previously or currently credited to his/her account, will be distributed commencing within 60 calendar days of his/her retirement in accordance with the method of distribution elected by the Participant. If the election is a lump sum, interest will be credited to the account pursuant to Section VIII C. through the date of distribution, and the entire amount will be paid to the participant within 60 days of his/her retirement. If installments have been elected, interest will be calculated through the date of retirement pursuant to Section VIII C. and added to the account. The resulting account total shall be divided by the number of installments elected, and the first payment will be made within 60 days of retirement. The second and all subsequent installment payments shall be made between January 1 and 15 of each year. Interest will continue to accrue to the account pursuant to Section VIII C. on the balance remaining in the Participant’s account until all installments have been paid, and interest will be paid annually with each installment payment.

C.	Death. If any portion of a Participant’s account remains unpaid at his/her death, then after his/her death such amount will be paid (i) to his/her beneficiary(ies) in accordance with the method of distribution elected by the Participant, or (ii), if the Participant has not designated a beneficiary or if the beneficiary predeceases the Participant, to the Participant’s estate. Should a beneficiary die after the Participant but before the entire benefit has been disbursed, the balance of the benefit will be paid to the beneficiary’s estate in a lump sum.

D.	Emergency Distribution. In the event an emergency situation occurs (as defined below) while a Participant is in the employ of the Company or a Subsidiary, the Participant may request the Committee to make an immediate distribution to him from his/her account. Any such distribution will be solely within the discretion of the Committee and will be limited in amount to that necessary to meet the emergency.

An emergency situation means a bona fide financial emergency that is caused by an event beyond the control of the Participant (e.g., a serious family illness or disaster) and would result in severe financial hardship to the Participant if early distribution were not permitted.
X.	DESIGNATION OF BENEFICIARY

Each Participant, at the time of filing an election to defer a cash award, will designate one or more beneficiaries to whom the Company will make any distribution to be made after the Participant’s death. This designation will be made in writing on a form filed with the Company’s Senior Vice President and Chief Administrative Officer or other officer designated by the CEO and/or the President. Appendix F is a copy of the Beneficiary Designation to be used for designations under Section V. Designations under Section IX will be made on the Election to defer. If a Participant does not designate a beneficiary, or if no beneficiary is living at the time of distribution, then, except as provided in Section IX C above, the distribution shall be made to a Participant’s estate. A Participant may change his/her designated beneficiary(ies) at any time.

XI.	AMENDMENT, SUSPENSION, OR TERMINATION OF PLAN

The Board may at any time amend, suspend or terminate this Plan for any Plan Year prior to the commencement of the Plan year; provided, however, that no such amendment, suspension, or termination will affect the rights of Participants or beneficiaries to receive distributions of deferred cash awards previously made or the methods of distributing deferred cash awards which have been elected.

XII.	GENERAL
A.	All expenses of administering the Plan, including reasonable compensation to the members of the Committee, will be borne by the Company.

B.	No rights under the Plan, contingent or otherwise, will be transferable, assignable or subject to any encumbrance, pledge or charge of any nature.

C.	Neither the adoption of the Plan nor its operation will in any way affect the right and power of the Company or a Subsidiary to dismiss or discharge any employee at any time, nor shall any Participant who is dismissed or discharged by the Company have any rights or benefits hereunder, except as determined by the CEO and/or the President in his and/or their discretion.

D.	The Board, the Committee and the CEO and/or the President may rely upon any information supplied to them by any officer of the Company or by the Company’s independent public accountants and may rely upon the advice of such accountants or of counsel in connection with the administration of this Plan and will be fully protected in relying upon such information or advice.
XIII.	CLAIMS PROCEDURE

In the event a participant has been granted an Incentive Award and such Incentive Award is not paid for any reason, the Participant may file with the Committee a written claim for any payment to which he considers himself entitled. The Committee will review the claim fully and respond in writing as soon as possible following receipt of the Participant’s written claim. Appeals of denial of claims shall also be handled by the Committee in a timely manner.

APPENDIX A-1
Incentive Award Percentages Earned
for Various Levels of Divisional,
Subsidiary and Corporate Unit Performance

Actual Performance as a	Percent of Target
Percent of Target	Incentive Award
0 — 79.9%	0%

80.0 — 84.9%	50%

85.0 — 89.9%	65%

90.0 — 94.9%	80%

95.0 — 99.9%	90%

100.0 — 104.9% (Target)	100%

105.0 — 109.9%	110%

110.0 — 114.9%	120%

115.0 — 119.9%	130%

120.0 — 124.9%	140%

125.0 & Above % (Maximum)	150%

APPENDIX A-2
Target Incentive Awards and
Maximum Incentive Awards
As Related to Base Salary Ranges

		Target	Maximum
Base Salary Ranges		Incentive	Incentive
Level	Hay Points	Awards	Awards
A	2540 & Above	55%	82.5%

B	1990 to 2539	45%	67.5%

C	1628 to 1989	40%	60%

D	1292 to 1627	35%	52.5%

E	1028 to 1291	30%	45%

F	905 to 1027	25%	37.5%

G	789 to 904	20%	30%

H	657 to 788	10%	15%

Appendix B
Example of Yearly Allocation
for Target Incentive Awards

	Weight Allocation Range
	Minimum	Maximum
Divisional and Subsidiary Units

Division or Subsidiary Quantitative Measure	40%	60%

Division or Subsidiary Qualitative Objectives	20%	40%

Individual Performance	20%	40%

CORPORATE UNITS

Corporate Quantitative Measurement	40%	50%

Corporate Qualitative Objectives	20%	30%

Individual Performance	30%	40%

Appendix C
Examples of Yearly Target
Performance Objectives
Quantitative Objectives
Division Return on Net Assets (RONA)
Consolidated Return on Net Assets (RONA)
Earnings Growth (Percent)
Incoming Sales
New Product Introductions (Number of)
On-time Customer Delivery Statistics
Return on Shareholder’s Equity
Debt-to-Equity Ratio
Cash Flow per Share
Qualitative Objectives
Effectiveness of Product Introduction
Employee Morale
Staff Development and Training
Safety Awareness
Compliance with Environmental and other Regulatory Concerns
Community Relations

Appendix D
Calculation of Incentive Award
(An Example)

Salary Range Midpoint	x	Target Percentage	=	Target Incentive Award

$90,000	x	.40	=	$36,000

		Target
	Objective	Incentive	Actual	Percent	Incentive
Objectives	Weight	Award	Performance	Achieved	Award
Quantitative Measurements	50%	$18,000	Outstanding	120%	$21,600

Qualitative Objectives	30%	$10,800	at Goal	100%	$10,800

Individual Objectives	20%	$7,200	at Goal	100%	$7,200

TOTALS	100%	$36,000			$39,600
Percent of Target Incentive Award — 110%

Appendix E
THE DURIRON COMPANY, INC.
Incentive Plan for Key Employees
Participant’s Election to Defer
In accordance with the provisions of the Incentive Plan for Key Employees (the “Plan”) of The Duriron Company, Inc. (the “Company”), I elect:
1.	To defer ___% of my Incentive Award for the fiscal year ended December 31, (with the understanding that, once made, an election to defer cannot be changed for that fiscal year. It is further understood that this election is not valid should the amount to be deferred be less than $5,000.)

2.	To receive payment of the amount credited to my deferred cash award account in the following manner (I have initialed the method I have elected):

___	a.	In one lump sum payment upon retirement, or termination.

___	b.	In ten equal annual installments commencing within 60 calendar days of my retirement.
3.	To have any payments required by paragraph 2 above which have not been made to me prior to my death, paid after my death to:

Date	Signature of Participant
The undersigned, Senior Vice President of the Company, acknowledges receipt of the above election on                                         .

Appendix F
THE DURIRON COMPANY, INC.
Incentive Compensation Plan for Key Employees
Participant’s Beneficiary Designation
In accordance with the provisions of the Incentive Compensation Plan for Key Employees (the “Plan”) of The Duriron Company, Inc. (the “Company”), I elect to have any payments which have not been made to me prior to my death, paid after my death to:

Date	Signature of Participant
The undersigned, Senior Vice President of the Company, acknowledges receipt of the above election on __________.

Senior Vice President